EXHIBIT 99.1

PRESS RELEASE  DATED July 25, 2003

BEMIS COMPANY, INC.
222 South Ninth Street
Suite 2300
Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller
Vice President - Investor Relations
and Assistant Treasurer
(612) 376-3030

BEMIS, UPM-KYMMENE TERMINATE PURCHASE AND SALE AGREEMENT FOR PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT

MINNEAPOLIS, MINNESOTA, July 25, 2003 - Bemis Company, Inc. (NYSE-BMS) and UPM-Kymmene (NYSE-UPM) today agreed to terminate their agreement to sell Bemis’ Pressure Sensitive Materials Business to UPM-Kymmene.  The companies entered into a purchase and sale agreement on August 21, 2002.  On April 15, 2003, the U.S. Department of Justice filed a complaint seeking an injunction to block the transaction.  In an opinion released today in the U.S. District Court for the Northern District of Illinois, the Department of Justice was granted an injunction to block the transaction.  The companies do not plan to appeal the court decision.

“We are obviously disappointed that the transaction could not be completed,” said Jeff Curler, President and Chief Executive Officer of Bemis Company.  “With this issue now behind us, we will continue to manage our pressure sensitive materials business to improve profitability, strengthen our manufacturing efficiencies, and reestablish a commitment to our customers.”

Bemis Company is a leading supplier of flexible packaging and pressure sensitive materials used by food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2002 sales of $2.4 billion. More information about the company is available at our website, www.bemis.com.